Exhibit 107

Calculation of Filing Fee Table

FORM F-1

(Form Type)

Evaxion Biotech A/S

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rate	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Ordinary Shares DKK 1 nominal value (1)	457(c)	19,453,796	0.397	$7,723,157.00	0.0001476	$1,140.00

		Total Offering Amount				$7,723,157.00		$1,140.00
		Total Fees Previously Paid				-		-
		Total Fee Offsets						—
		Net Fee Due						$1,140.00

(1)	The ordinary shares registered hereby will be represented by American Depositary Shares (“ADSs”), each of which will represent ten ordinary shares of the registrant. Such ADSs issuable on deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (File No.: 333-252038).

(2)	Estimated pursuant to Rule 457(c) under the Securities Act, solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the Registrant’s ADSs as reported on The Nasdaq Capital Market on May 2, 2024, which date is within five business days prior to the filing of this Registration Statement, each of which represents ten ordinary shares of the Registrant.